UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. _____)*


                                LEXAR MEDIA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   52886P 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_|       Rule 13d-1(b)

                     |_|       Rule 13d-1(c)

                     |X|       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SV1:\111608\01\2#4801!.DOC\47660.1746

---------------------- -----------------------------                              ------------ ------- ------- -------- --------
CUSIP NO.              52886P 10 4                                                PAGE           2     OF        11     PAGES
---------------------- -----------------------------                              ------------ ------- ------- -------- --------
---------- ---------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------------------------------------------------------
                 GE CAPITAL EQUITY INVESTMENTS, INC.
                 06-1268495

---------- ---------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a)  |_|
                                                                                                                     (b)  |X|
---------- ---------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE, U.S.A.
------------------------ -------- ----------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

       NUMBER OF
                                        0
        SHARES
                         -------- ----------------------------------------------------------------------------------------------
                            6     SHARED VOTING POWER
     BENEFICIALLY
                                3,225,806
       OWNED BY
                         -------- ----------------------------------------------------------------------------------------------
         EACH               7     SOLE DISPOSITIVE POWER

       REPORTING
                                        0
        PERSON
                         -------- ----------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
         WITH
                                3,225,806
---------- ---------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 3,225,806
---------- ---------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                        [ ]

---------- ---------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 5.4%
---------- ---------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
                 CO
---------- ---------------------------------------------------------------------------------------------------------------------



                                       2

---------------------- -----------------------------                              ------------ ------- ------- -------- --------
CUSIP NO.              52886P 10 4                                                PAGE           3     OF        11     PAGES
---------------------- -----------------------------                              ------------ ------- ------- -------- --------

---------- ---------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------------------------------------------------------
                 GENERAL ELECTRIC CAPITAL CORPORATION
                 13-1500700
---------- ---------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) |_|
                                                                                                                     (b) |X|
---------- ---------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                 NEW YORK, U.S.A.
------------------------ -------- ----------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

       NUMBER OF
                                        0
        SHARES
                         -------- ----------------------------------------------------------------------------------------------
                            6     SHARED VOTING POWER
     BENEFICIALLY
                                3,225,806
       OWNED BY
                         -------- ----------------------------------------------------------------------------------------------
         EACH               7     SOLE DISPOSITIVE POWER

       REPORTING
                                        0
        PERSON
                         -------- ----------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
         WITH
                                3,225,806
---------- ---------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 3,225,806
---------- ---------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                      [ ]

---------- ---------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 5.4%
---------- ---------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
                 CO
---------- ---------------------------------------------------------------------------------------------------------------------



                                       3

---------------------- -----------------------------                              ------------ ------- ------- -------- --------
CUSIP NO.              52886P 10 4                                                PAGE           4     OF        11     PAGES
---------------------- -----------------------------                              ------------ ------- ------- -------- --------

---------- ---------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------------------------------------------------------
                 GENERAL ELECTRIC CAPITAL SERVICES, INC.
                 06-1109503
---------- ---------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) |_|
                                                                                                                     (b) |X|
---------- ---------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE, U.S.A.
------------------------ -------- ----------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

       NUMBER OF
                                        0
        SHARES
                         -------- ----------------------------------------------------------------------------------------------
                            6     SHARED VOTING POWER
     BENEFICIALLY
                                        DISCLAIMED.  SEE 9 BELOW.
       OWNED BY
                         -------- ----------------------------------------------------------------------------------------------
         EACH               7     SOLE DISPOSITIVE POWER

       REPORTING
                                        0
        PERSON
                         -------- ----------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
         WITH
                                        DISCLAIMED.  SEE 9 BELOW.
---------- ---------------------------------------------------------------------------------------------------------------------
    9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.
---------- ---------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                    [ ]

---------- ---------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 DISCLAIMED.  SEE 9 ABOVE.
---------- ---------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
                 CO
---------- ---------------------------------------------------------------------------------------------------------------------



                                       4

---------------------- -----------------------------                              ------------ ------- ------- -------- --------
CUSIP NO.              52886P 10 4                                                PAGE           5     OF        11     PAGES
---------------------- -----------------------------                              ------------ ------- ------- -------- --------

---------- ---------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------------------------------------------------------
                 GENERAL ELECTRIC COMPANY
                 14-0689340
---------- ---------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) |_|
                                                                                                                     (b) |X|
---------- ---------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                 NEW YORK, U.S.A.
------------------------ -------- ----------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

       NUMBER OF
                                        0
        SHARES
                         -------- ----------------------------------------------------------------------------------------------
                            6     SHARED VOTING POWER
     BENEFICIALLY
                                        DISCLAIMED.  SEE 9 BELOW.
       OWNED BY
                         -------- ----------------------------------------------------------------------------------------------
         EACH               7     SOLE DISPOSITIVE POWER

       REPORTING
                                        0
        PERSON
                         -------- ----------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
         WITH
                                        DISCLAIMED.  SEE 9 BELOW.
---------- ---------------------------------------------------------------------------------------------------------------------
    9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.
---------- ---------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                      [ ]

---------- ---------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 DISCLAIMED.  SEE 9 ABOVE.
---------- ---------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
                 CO
---------- ---------------------------------------------------------------------------------------------------------------------


Item 1.

(a)        NAME OF ISSUER:     Lexar Media, Inc.

(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           47421 Bayside Parkway

           Fremont, California 94538



Item 2.

1.  (a) - (c)        NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                     OFFICE; AND CITIZENSHIP:

                     GE Capital Equity Investments, Inc.

                     120 Long Ridge Road

                     Stamford, Connecticut  06927



                     Citizenship:   Delaware

(d)                  TITLE OF CLASS OF SECURITIES:  Common Stock, par value
                     $0.0001 per share

(e)                  CUSIP NUMBER:  52886P 10 4


2.  (a) - (c)        NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                     OFFICE; AND CITIZENSHIP:

                     General Electric Capital Corporation

                     260 Long Ridge Road

                     Stamford, Connecticut  06927



                     Citizenship:   New York

(d)                  TITLE OF CLASS OF SECURITIES:  Common Stock, par value
                     $0.0001 per share

(e)                  CUSIP NUMBER:  52886P 10 4

3.  (a) - (c)        NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                     OFFICE; AND CITIZENSHIP:

                     General Electric Capital Services, Inc.

                     260 Long Ridge Road

                     Stamford, Connecticut  06927



                     Citizenship:   Delaware

(d)                  TITLE OF CLASS OF SECURITIES:  Common Stock, par value
                     $0.0001 per share

(e)                  CUSIP NUMBER:  52886P 10 4


4.  (a) - (c)        NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                     OFFICE; AND CITIZENSHIP:

                     General Electric Company

                     3135 Easton Turnpike

                     Fairfield, Connecticut  06431



                     Citizenship:   New York

(d)                  TITLE OF CLASS OF SECURITIES:  Common Stock, par value
                     $0.0001 per share

(e)                  CUSIP NUMBER:  52886P 10 4


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


(a) [  ]          Broker or Dealer registered under Section 15 of the Act (15
                  U.S.C. 78o);

(b) [  ]          Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) [  ]          Insurance Company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

(d) [  ]          Investment Company registered under Section 8 of the
                  Investment Company Act (15 U.S.C. 80a-8);

(e) [  ]          An investment advisor in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

(f) [  ]          An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

(g) [  ]          A parent holding company or control person, in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

(h) [  ]          A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [  ]          A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j) [  ]          Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


If this statement is filed pursuant to ss. 240.13d-1(c), check this box. |_|


Item 4.              OWNERSHIP:


1.                   GE Capital Equity Investments, Inc.

(a)                  AMOUNT BENEFICIALLY OWNED:  3,225,806 shares of Common
                     Stock.

(b)                  PERCENT OF CLASS:  5.4%

(c)                  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)       sole power to vote or to direct the vote:

                               0

                     (ii)      shared power to vote or to direct the vote:

                               3,225,806

                     (iii)     sole power to dispose or to direct the
                               disposition of:

                               0

                     (iv) shared power to dispose or to direct the disposition of:

                               3,225,806


2.                   General Electric Capital Corporation

(a)                  AMOUNT BENEFICIALLY OWNED:  3,225,806 shares of Common
                     Stock.

(b)                  PERCENT OF CLASS:  5.4%

(c)                  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)       sole power to vote or to direct the vote:

                               0

                     (ii)      shared power to vote or to direct the vote:

                               3,225,806

                     (iii)     sole power to dispose or to direct the
                               disposition of:

                               0

                     (iv) shared power to dispose or to direct the disposition of:

                               3,225,806


3.                   General Electric Capital Services, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)                  PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)                  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)       sole power to vote or to direct the vote:

                               0

                     (ii)      shared power to vote or to direct the vote:

                               Disclaimed.  See (a) above.

                     (iii)     sole power to dispose or to direct the
                               disposition of:

                               0

                     (iv) shared power to dispose or to direct the disposition of:

                               Disclaimed.  See (a) above.


4.                   General Electric Company

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)                  PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)                  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)       sole power to vote or to direct the vote:

                               0

                     (ii)      shared power to vote or to direct the vote:

                               Disclaimed.  See (a) above.

                     (iii)     sole power to dispose or to direct the
                               disposition of:

                               0

                     (iv) shared power to dispose or to direct the disposition of:

                               Disclaimed.  See (a) above.


Item 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                     Not applicable.


Item 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON:

                     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                     Not applicable.


Item 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                     Not applicable.


Item 9.              NOTICES OF DISSOLUTION OF GROUP:


                     Not applicable.


Item 10.             CERTIFICATION:

                     Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2001

                         GE CAPITAL EQUITY INVESTMENTS, INC.

                         By: /s/ Barbara J. Gould
                             ----------------------------------------------
                             Name: Barbara J. Gould
                             Title: Managing Director and Associate
                                    General Counsel



                         GENERAL ELECTRIC CAPITAL CORPORATION

                         By: /s/ Barbara J. Gould
                             --------------------------------------------
                             Name: Barbara J. Gould
                             Title: Department Operations Manager



                         GENERAL ELECTRIC CAPITAL SERVICES, INC.

                         By: /s/ Barbara J. Gould
                             ---------------------------------------------
                             Name: Barbara J. Gould
                             Title: Attorney-in-fact



                         GENERAL ELECTRIC COMPANY

                         By: /s/ Barbara J. Gould
                             ----------------------------------------------
                             Name: Barbara J. Gould
                             Title: Attorney-in-fact

                                  EXHIBIT INDEX


           EXHIBIT                           DESCRIPTION
           -------                           -----------

              A Joint Filing Agreement, dated February 14, 2001, among GECEH, GE Capital, GECS and GE, to file joint statement on Schedule 13G.

              B Power of Attorney, dated as of February 22, 2000, appointing Barbara J. Gould as attorney-in-fact for General Electric Company.

              C Power of Attorney, dated as of February 22, 2000, appointing Barbara J. Gould as attorney-in-fact for General Electric Capital Services, Inc.